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                                                                   EXHIBIT 10.15

                         [FRESENIUS MEDICAL CARE LOGO]

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made and entered into this 15th day of October, 2002, by and between Fresenius Medical Care North America ("FMC" or the "EMPLOYER"), with principal offices located at 95 Hayden Avenue, Lexington, MA 02420 and Mats Wahlstrom ("EMPLOYEE") currently residing at 3301 Oak Street, Wheat Ridge, CO 80033.

WITNESSETH:

WHEREAS, the parties hereto desire to express the terms and conditions of such employment.

NOW THEREFORE, it is understood and agreed to between the parties as follows:

1. EMPLOYMENT. Effective February 24, 2003, FMC shall employ EMPLOYEE as Senior Vice President and President of Fresenius Medical Services, and EMPLOYEE hereby accepts the employment upon the terms and conditions of this Agreement.

2. TERM. The following terms of this Agreement shall be effective as of February 24, 2003 for a period of one (1) year from that date ("Initial Term"), and continue thereafter, unless terminated in accordance with the provisions hereinafter stated. THE INITIAL TERM SHALL BE RENEWED BY SUCCESSIVE ONE (1) YEAR PERIODS UNLESS EMPLOYEE GIVES WRITTEN NOTICE OF NON-RENEWAL TO FMC AT LEAST THIRTY (30) DAYS PRIOR TO ANY TERMINATION DATE. THE INITIAL TERM AND ANY SUBSEQUENT RENEWAL PERIODS SHALL BE CALLED THE "EMPLOYMENT TERM."

3. DUTIES AND RESPONSIBILITIES. EMPLOYEE shall serve full time as FMC's Senior Vice President and President of Fresenius Medical Services and will have full management responsibility for the dialysis services organization in North America. EMPLOYEE shall report directly to Ben J. Lipps, President and Chief Executive Officer of Fresenius Medical Care NA. EMPLOYEE shall to the best of his ability and experience competently, loyally, diligently and conscientiously perform all of the duties and obligations expressly or implicitly required under this Agreement. EMPLOYEE further agrees that, in conducting business in the interest of the EMPLOYER, he will not engage in, knowingly permit others under his control to carry on, or induce others to engage in any practice or commit any acts in violation of any federal or state or local law or ordinance. EMPLOYEE shall be permitted to continue to serve as a member of the Board of Directors for the following organizations: Prosta Lund Corporation, Getinge Corporation, and the Colorado Venture Center. EMPLOYEE may continue to serve on these boards so long as it does not interfere with his responsibilities to Fresenius Medical Care North America. Further, EMPLOYEE shall be permitted to provide assistance to Gambro Healthcare Inc. with respect to the current governmental investigation of its activities during the term of his employment with Gambro Healthcare, Inc.
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4.    COMPENSATION AND BENEFITS.

      (a) Base Salary. EMPLOYER shall pay EMPLOYEE for all services rendered a base salary of Six Hundred Fifty Thousand Dollars and No Cents ($650,000.00) per year, (the "Base Salary"), payable in accordance with FMC's payroll procedures, subject to customary withholding and employment taxes. At the end of each year of employment hereunder, EMPLOYEE's performance for the prior year shall be reviewed and evaluated. If EMPLOYEE's performance is satisfactory, EMPLOYEE shall receive an increase in his base salary commensurate with level of achievement.

      (b) Incentive Compensation. During EMPLOYEE's employment with FMC, EMPLOYEE shall be entitled to participate in FMC's Management Bonus Plan and any other such incentive compensation plans as are now available or may become available to other similarly positioned senior executives of FMC. EMPLOYEE will be in the FMC Management Bonus Plan at a target level bonus of fifty percent (50%) and the maximum bonus is one hundred percent (100%) of Base Salary. Funding for the plan is based upon attainment of specific individual and company financial objectives. EMPLOYEE's entitlement to a bonus under the Management Bonus Plan will be governed by the terms of that Plan.

            Bonus payment is based on the following schedule:

                   1. Performance Year      Budget Year
                   2. Measurement           FMC EBIT
                   3. Payout Schedule       95% EBIT       0% of annual salary
                                            100% EBIT      50% of annual salary
                                            110% EBIT      100% of annual salary

            EBIT performance above 95% would have a graduated payout of bonus up to 100% of base salary at 110% EBIT.

      (c) Retention Incentive Plan. EMPLOYEE shall be eligible to receive a retention bonus in the amount of Fifty Thousand Dollars and No Cents ($50,000.00) per year for a period of five (5) years. Payment of retention bonus is subject to customary withholding and employment taxes and would occur in March of 2004, 2005, 2006, 2007 and 2008. EMPLOYEE must be active in status and performing all duties and responsibilities of his position to receive this bonus.

      (d) Stock Plan. EMPLOYEE shall be eligible to participate in the current Fresenius Medical Care AG 2001 Stock Incentive Plan, (the "Stock Plan"), subject to IRS approval of such respective Stock Plans. Preference Shares are traded on the Frankfort Stock Exchange. EMPLOYEE will be recommended to receive 48,000.00 Preference Share Options. A vesting schedule will be recommended to the Fresenius Medical Care AG Management Board such that 16,000 shares will vest two (2) years from the date of approval by the Management Board and 16,000 will vest on each of the next two (2) anniversaries of the grant. Option

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            price will be recommended to be determined by the average Preference
            Share price over the previous 30-day full calendar month before the month in which the grant is approved. EMPLOYEE will be recommended to be fully vested in the 48,000 Preference Share options at the end of four (4) years from date of grant. EMPLOYEE shall be eligible to receive additional option grants if approved by the Fresenius
            Medical Care AG Management Board.

      (e) Benefits Program. EMPLOYEE shall continue to be eligible to participate in the group benefits program at the senior executive level as now established or which subsequently become available.

      (f) Life Insurance. EMPLOYER will be provided with life insurance in accordance with FMC's policy, currently capped at Four Hundred Thousand Dollars ($400,000). EMPLOYEE will be provided with the opportunity to purchase supplemental life insurance of an additional Six Hundred Thousand Dollars ($600,000) beyond the current policy of coverage at his own expense, with proof of good health.

      (g) Automobile. EMPLOYEE will be provided with a company car allowance of Seven Hundred Dollars ($700) paid monthly and treated as ordinary income.

      (h) Financial Planning/Tax Preparation. EMPLOYEE will be provided with an allowance of Three Thousand Dollars ($3,000) to be paid based upon submitted documentation of expenses incurred as a result of financial planning assistance or income tax preparation. Reimbursement will be treated as ordinary income.

      (i) Expenses. EMPLOYEE will be reimbursed for travel and other expenses related to the performance of his duties under the Agreement and in accordance with the EMPLOYER's policies.

      (j) Vacation/PTO. EMPLOYEE shall be allowed to carry-over up to two hundred (200) hours from year-to-year without losing such time. EMPLOYEE shall also accrue PTO days at the maximum available to senior executives under the Executive Vacation Policy which currently provides for thirty (30) days of PTO per year.

      (k) Relocation Assistance. As this position is located in Lexington, MA, EMPLOYEE shall be eligible for FMCNA relocation benefits. Under FMC's policy, all reasonable costs of purchasing and selling a house and moving of household goods are paid by the EMPLOYER. In addition, EMPLOYER will identify temporary housing for EMPLOYEE and dependents for whatever period is necessary. During the period of temporary housing, EMPLOYER will cover costs for return home trips to primary residence and will provide financial assistance with regard to taxes associated with IRS relocation policies.

            (i) Secondary Office Space - EMPLOYER will make available office space in geographic proximity to permanent residence located in the Denver, Colorado area.


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      (l)   Indemnification. EMPLOYER agrees to indemnify EMPLOYEE with respect to certain matters as provided in "Exhibit A", which is attached hereto and incorporated herein.

5. TERMINATION OF EMPLOYMENT. EMPLOYEE's employment hereunder may be terminated under the following circumstances:

      (a) Death. EMPLOYEE's employment hereunder shall terminate upon his death.

      (b) Total Disability. The EMPLOYER may terminate EMPLOYEE's employment hereunder upon EMPLOYEE becoming "Totally Disabled." For purposes of this Agreement, EMPLOYEE shall be "Totally Disabled" if EMPLOYEE is physically or mentally incapacitated so as to render EMPLOYEE incapable of performing EMPLOYEE's usual and customary duties under this Agreement for a period one hundred eighty (180) days out of any twelve (12) months period. EMPLOYEE's receipt of Social Security disability benefits or disability benefits under a Company-sponsored long-term disability plan shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of EMPLOYEE's receipt of such Social Security or long-term disability benefits, a physician mutually acceptable to EMPLOYEE and FMC may make such determination in accordance with the terms of this sub-section.

      (c) Voluntary Termination. EMPLOYER or EMPLOYEE may terminate EMPLOYEE's employment hereunder at any time after providing written notice to the other party. The EMPLOYEE is required to give the EMPLOYER at least thirty (30) days written notice if he wishes to terminate his employment pursuant to this provision.

      (d) Termination by the EMPLOYER for Cause. The EMPLOYER may terminate EMPLOYEE's employment for Cause at any time after providing thirty
            (30) days' written notice to EMPLOYEE. Such notice shall specify in reasonable detail the nature of the Cause, and during such thirty
            (30) day period, EMPLOYEE shall have the opportunity to cure the stated Cause, if at all possible. If EMPLOYEE fails to cure a stated Cause or if such Cause cannot be cured, EMPLOYEE's employment hereunder shall terminate at the end of the thirty (30) day period, but without prejudice to EMPLOYEE's right to contest the existence of any stated Cause or to contest the fact that the Cause has not been cured. For purposes of this Agreement, the term "Cause" shall mean, with respect to the EMPLOYEE, any of the following: (i) conviction of EMPLOYEE of a felony; (ii) deliberate and continual refusal to satisfactorily perform material employment duties reasonably requested by the EMPLOYER; (iii) fraud or embezzlement determined in accordance with the EMPLOYER's normal, internal investigative procedures consistently applied in comparable circumstances to employees; (iv) failure to obtain and maintain in good order any licenses required for EMPLOYEE to perform his duties under this Agreement; or (v) a breach of any of the covenants set forth in Section 7 below.


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      (e)   Termination of EMPLOYEE for Cause. This Agreement may be terminated by EMPLOYEE in the event of a breach of FMC or any of its obligations under this Agreement, or in the event that EMPLOYEE's duties and responsibilities or his Base Salary and Incentive Compensation terms are diminished or reduced, provided EMPLOYEE gives FMC written notice specifying the manner in which EMPLOYEE believes FMC has breached this Agreement, or reduced or diminished his duties and responsibilities or his Base Salary and Incentive Compensation terms, and FMC has thirty (30) days from receipt of such notice to cure such breach, or in the case of other than a non-payment of money breach, if such breach cannot be cured within thirty (30) days, to commence a good faith effort to cure.

      (f) Notice of Termination. Any termination by the EMPLOYER or the EMPLOYEE under this Agreement shall be communicated by notice of termination to the other party hereto. For purposes of this Agreement, a Notice of Termination shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate EMPLOYEE's employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of EMPLOYEE's employment under the provision so indicated.

6.    COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

      (a) Under all circumstances, upon termination the EMPLOYEE shall be entitled to receive:

            (i) Any accrued but unpaid Base Salary for services rendered to the date of termination; and

            (ii) Any benefits to which EMPLOYEE may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 4 hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements. Upon any such termination, EMPLOYEE shall have the right to exercise his Vested Stock Options in accordance with the terms of the plan. Should he fail to exercise these options within this period, they will be forfeited at the end of that period.

      (b) In the event that EMPLOYEE's employment hereunder is voluntarily terminated by the EMPLOYER in accordance with Section 5(c), EMPLOYER fails to employ EMPLOYEE as provided in Section 1, or in the event that EMPLOYEE's employment hereunder is terminated by the EMPLOYEE in accordance with Section 5(e), the EMPLOYEE shall also be entitled to receive:

            (i) A payment equal to eighteen (18) months Base Salary, at the rate in effect on the date of termination of employment, such amount to be paid as salary continuation with benefits. EMPLOYEE may request and FMC will agree that any remaining salary continuation be paid in a lump sum.

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                  If a lump sum is selected, all benefits entitlement will cease as of the date of such payment; and

            (ii) Executive outplacement if EMPLOYEE's position is eliminated or materially reduced in scope as a result of restructuring or a change of control of the company; and

            (iii) A pro-rated portion of the EMPLOYEE's annual bonus as of the termination of work date calculated based on the greater of the current annual target bonus and the previous year's actual annual bonus.

      (c) Any stock options or other awards will continue to vest in accordance with the terms of the award and the plan pursuant to which it was made. If the terms of any award and governing plan are silent with respect to termination of employment, such award will lapse immediately upon such termination.

7. NON-DISCLOSURE/NON COMPETITION AGREEMENT. EMPLOYEE acknowledges that during the term of employment with EMPLOYER, he will have access to and become acquainted with Confidential Information of the EMPLOYER. Confidential Information means all information related to the present or planned business of FMC that has not been released publicly by authorized representatives of FMC, and shall include but not be limited to, trade secrets and know-how, inventions, marketing and sales programs, employee, customer, patient and supplier information, information from patient medical records, financial data, pricing information regulatory approval and reimbursement strategies, data, operations and clinical manuals. Notwithstanding anything to the contrary herein, the following shall not be considered Confidential Information: (i) information which, at the time of disclosure, is in the public domain; (ii) information which, after disclosure, becomes part of the public domain through no fault of EMPLOYEE; (iii) information which, at the time of disclosure, can be shown by written documentation to have been in possession of EMPLOYEE, free of any obligation to keep it confidential; (iv) information which can be shown to have been independently developed by EMPLOYEE; and (v) information which can be shown to have been acquired after disclosure from a third party who did not receive it directly or indirectly from EMPLOYER and who did not require that such information be held in confidence.

      EMPLOYEE agrees not to use or disclose, directly or indirectly, any Confidential Information of FMC at any time and in any manner, except as required in the course of his employment with FMC or with the express written authority of FMC.

      EMPLOYEE understands that his non-disclosure obligations will continue following his termination of employment.

      EMPLOYEE agrees that, except as hereinafter provided, during the term of his employment, and for a period of one (1) year immediately after, he leaves the employment of FMC for any reason or the end of the period during which EMPLOYEE continues to receive salary continuation after leaving the employment of FMC, whichever

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      is greater, EMPLOYEE will not directly or indirectly for his own benefit or the benefit of others:

            (a) render services for a competing organization in connection with competing products as an employee, officer, agent, broker, consultant, partner, stockholder (except that EMPLOYEE may own three percent (3%) or less of the equity securities of any publicly-traded company);

            (b) hire or seek to persuade any employee of FMC to discontinue employment or to become employed in any competing organization or seek to persuade any independent contractor or supplier to discontinue its relationship with FMC; and

            (c) solicit, direct, take away or attempt to take away any business or customers of FMC.

      Nothing in this Agreement would preclude EMPLOYEE from working for a competitor of FMC's subsequent to termination of EMPLOYEE's employment provided EMPLOYEE will not be engaged, directly or indirectly, in any business in which FMC is actively engaged at the time of EMPLOYEE's termination or in any new business which FMC is in the process of setting up in which EMPLOYEE had direct involvement while employed by FMC. EMPLOYEE also agrees to inform FMC of any such employment with a competitor before beginning such employment.

8.    ENFORCEMENT OF COVENANTS.

      (a) Termination of Employment and Forfeiture of Compensation. EMPLOYEE agrees that in the event it is determined that EMPLOYEE has materially breached any of the covenants referenced in Section 5(d)(v) hereof during EMPLOYEE's employment, the EMPLOYER shall have the right to terminate EMPLOYEE's employment for "Cause."

      (b) Right to Injunction. EMPLOYEE acknowledges that a breach of the covenants set forth in Section 7 hereof will cause irreparable damage to the EMPLOYER with respect to which the EMPLOYER's remedy at law for damages will be inadequate. Therefore, in the event of breach of the covenants set forth in this section by EMPLOYEE, EMPLOYEE and the EMPLOYER agree that the EMPLOYER shall be entitled to seek the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: injunctions, both preliminary and permanent, enjoining or restraining such breach and EMPLOYEE hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

      (c) Separability of Covenants. The covenants contained in Section 7 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 7 exceed the time, geographic, or occupational limitations

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            permitted by applicable laws, EMPLOYEE and the EMPLOYER agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. EMPLOYEE and the EMPLOYER further agree that the covenants in Section 7 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Employee against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants in Section 7.

9. FMC DOCUMENTS AND EQUIPMENT. All documents and equipment relating to the business of FMC, whether prepared by EMPLOYEE or otherwise coming into EMPLOYEE's possession, are the exclusive property of FMC, and must not be removed from the premises of FMC except as required in the course of employment. Any such documents and equipment must be returned to FMC when EMPLOYEE leaves the employment of FMC.

10. WITHHOLDING OF TAXES. The EMPLOYER may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

11. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parties.

12. NOTICES. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

                  To the Employer:

                        Fresenius Medical Care North America
                        Corporate Headquarters
                        Two Ledgemont Center
                        95 Hayden Avenue
                        Lexington, MA 02420-9192
                        Attention:  Vice President, Human Resources


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                  To Employee:

                        At the address for Employee set forth above or such other address as supplied by EMPLOYER to FMC.

13. GOVERNING LAW. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts.

14. SEPARABILITY. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.

                            NATIONAL MEDICAL, INC. d/b/a
                            FRESENIUS MEDICAL CARE NORTH
WITNESS                     AMERICA, EMPLOYER





                            By:/s/ Ben J. Lipps                   10/20/2002
-------------------            ------------------                 ----------
                               Ben J. Lipps                         (DATE)
                               President and
                               Chief Executive Officer



WITNESS                        MATS WAHLSTROM



/s/ Ronald Kuerbitz            /s/ Mats Wahlstrom                 10/15/2002
-------------------            ------------------                 ----------
                                                                    (DATE)


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                                  EXHIBIT "A"

                                 INDEMNIFICATION

EMPLOYER agrees to indemnify EMPLOYEE up to a maximum aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) with respect to any loss or claim arising from the failure or refusal of Gambro Healthcare Inc., or its affiliates, (hereinafter collectively "Gambro") to meet any obligation to pay, or any obligation to indemnify EMPLOYEE with respect to the payment of, legal fees and related expenses incurred by EMPLOYEE in connection with the pending investigation of Gambro by the Office of Inspector General Department of Health and Human Services and the United States Justice Department.

Further, EMPLOYER agrees to indemnify, defend and hold harmless EMPLOYEE with respect to any loss, liability or claim by Gambro, including damages, attorneys fees and costs, arising out of EMPLOYEE's relationship or dealings with EMPLOYER, including EMPLOYER's offer of employment to EMPLOYEE, EMPLOYEE's acceptance of such offer of employment, EMPLOYEE's preparation for and performance of the duties of his employment with EMPLOYER, except such acts as are outside the scope of his employment with EMPLOYER and are performed without the knowledge of EMPLOYER.


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